                                   EXHIBIT 11


                             TELECHIPS CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                          THREE MONTHS ENDED              NINE MONTHS ENDED
                                                            SEPTEMBER 30,                   SEPTEMBER 30,
                                                        ----------------------          ----------------------
                                                         1996            1995            1996            1995
                                                         ----            ----            ----            ----
Weighted average common shares outstanding               1,97              242           1,971             242

Shares, warrants and options treated as common
  share equivalent pursuant to SEC Staff Accounting
  Bulletin Topic 4d                                      1,699           1,699           1,699           1,699
                                                        ------          ------          ------          ------

Total common and common equivalent shares                3,670           1,941           3,670           1,941
                                                        ------          ------          ------          ------

Net loss                                                $1,447          $  908          $3,545          $1,987
                                                        ======          ======          ======          ======

Loss per common and common
  equivalent shares                                     $(0.39)         $(0.47)         $(0.97)         $(1.02)
                                                        ======          ======          ======          ======